Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Kansas City Southern de México, S.A. de C.V.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the presentation of comprehensive income effective January 1, 2012.

/s/ KPMG LLP

Kansas City, Missouri

November 7, 2013